Exhibit 10.3

SECOND AMENDMENT TO AGREEMENT OF PURCHASE AND SALE

This SECOND AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (this “Amendment”) dated as of May 15, 2013 is by and between MMG-26 LLC, a Delaware limited liability company (“Seller”), and CWI CHELSEA HOTEL, LLC, an Delaware limited liability company (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller and Purchaser have entered into that certain Purchase and Sale Agreement dated as of April 16, 2013; (as amended by that certain First Amendment to Agreement of Purchase and Sale (the “First Amendment”) dated as of May 10, 2013, as so amended and as the same may be further amended, modified or supplemented, the “Contract”; all capitalized terms used but not defined herein shall have the meanings set forth in the Contract); and

WHEREAS, Seller and Purchaser agreed to further amend the Contract in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.         The definition of “Due Diligence Period” in Exhibit A of the Contract (and as amended pursuant to the First Amendment) is hereby deleted in its entirety and replaced with the following text:  ““Due Diligence Period” shall mean a period of time commencing on the Effective Date and ending at 5:00 PM, Eastern Time, on May 24, 2013.”

2.         Pursuant to the Section 3(b) of the First Amendment, (a) although Seller’s counsel has not yet received the EBI Report (and Seller hereby reserves its right to hereafter elect to deliver the EBI Report to Purchaser), Seller has currently elected not to deliver the EBI Report to Purchaser but to provide Purchaser the opportunity to conduct, at Purchaser’s sole cost and expense, Purchaser’s Testing, the scope of which testing shall not exceed the limits of the testing provided for in the Scope of Work and which Purchaser’s Testing shall be conducted by React Environmental Professional Services Group, Inc. and subject to the requirements, limitations and obligations set forth in Sections 1.3(b) of the Contract (but not including subclauses (v) and (vi) contained therein) and Section 1.3(c) of the Contract and (b) pursuant to clause (iii) of Section 3(b) of the First Amendment, Purchaser has elected to conduct Purchaser’s Testing prior to the expiration of the Due Diligence Period.

3.         Except as modified hereby, the Contract shall remain in full force and effect, and as modified hereby, the Contract is ratified and confirmed in all respects.

4.         Seller and Purchaser each hereby represents and warrants that it has full right, power and authority to enter into this Amendment and that the person executing this Amendment on behalf of Seller and Purchaser, respectively, is duly authorized to do so.

5.         This Amendment may be executed in one or more counterparts, each of which shall constitute an original and all of which when taken together shall constitute one and the same instrument.  An executed facsimile or .pdf of this Amendment may be relied upon as having, and shall be deemed to have, the same force and effect as an original.

6.         This Amendment, and all questions of interpretation hereof and all controversies hereunder, shall be construed in accordance with and governed by the laws of the State of New York (without reference to principles of conflict of laws).

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IN WITNESS WHEREOF, Seller and Purchaser have executed this Amendment as of the date first above written.

SELLER:

MMG-26 LLC, a Delaware limited liability company

By:	/s/Robert A. Indeglia Jr.
Name: Robert A. Indeglia Jr.
Title: Managing Member and Chief Executive Officer

PURCHASER:

CWI CHELSEA HOTEL, LLC, a Delaware limited liability company

By:	/s/ Michael G. Medzigian
Name: Michael G. Medzigian
Title: President and Chief Executive Officer